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Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 6, 2004, (except for Note 10, as to which the date is February 14, 2005), with respect to the consolidated financial statements and schedule of CoSine Communications, Inc. for the year ended December 31, 2003, included in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Tut Systems, Inc. for the registration of 6,000,000 shares of it's common stock.

San Jose, California
February 14, 2005

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Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm